                                                                  Exhibit 10.19


                                 FIRST AMENDMENT
                                     TO THE
                              COVENTRY CORPORATION
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN



         The Coventry Corporation Supplemental Executive Retirement Plan (the "Plan") is hereby amended, effective as of the dates set forth below, as follows:


         1. Section 2.8 is amended to clarify its original meaning and to provide as follows:

                  2.8 Deferred Compensation Account. "Deferred Compensation Account" means the account maintained on the books of the Employer to which Deferred Compensation and Employer Matching Contributions for each Participant are credited, and to which deemed interest, dividends, and investment gains are added to the account and the amount of any distributions, deemed investment losses, and expenses are deducted from the account.


         2.       Section 2.11 is deleted in its entirety.


         3. Section 2.13 is amended, effective January 1, 1996, to provide as follows:

                  2.13 Eligible Employee. "Eligible Employee" means an Employee who the Compensation Committee of the Board determines is a highly compensated employee or a select member of management who, by virtue of his position with the Employer, is uniquely informed as to the Employer's operations and has the ability to materially affect the Employer's profitability and operations. The Compensation Committee may determine at any time that an Employee no longer satisfies this standard, in which case he shall cease to be an Eligible Employee.

         4. Sections 2.24 is amended to clarify its original intent and to provide as follows:

                  2.24 Trust. "Trust" means the grantor trust which is intended to conform to the terms of the model trust as described in Revenue Procedure 92-64. The Trust has been established by the Employer for the purpose of accepting contributions which may be made under the Plan and to which interest, dividends, and investment gains are added and from which the amount of any distributions, investment losses, and expenses are deducted.


         5. Article III is amended to clarify its original intent and to provide as follows:

                                   ARTICLE III

                          ELIGIBILITY AND PARTICIPATION


                  3.1      Eligibility

                           (a) Eligibility. Eligibility to participate in the Plan is limited to Eligible Employees.

                  3.2      Participation

                           (a) Form of Deferral. An Eligible Employee may become
                  a Participant by properly executing a Deferred Compensation Agreement and filing such Agreement with the Committee. An Eligible Employee may elect to defer, in whole percentages, 1% to 15% of his base salary per pay period and 1% to 100% of his bonus for a Plan Year. The Deferred Compensation Agreement shall be executed before the first day of the Plan Year for which the deferred compensation is otherwise payable and shall be effective as of the first day of the first payroll period beginning in such Plan Year; provided, however, that in the first year that an Employee becomes an Eligible Employee, such Eligible Employee may make an election within 30 days after becoming an Eligible Employee to defer Compensation for services to be performed after he becomes an Eligible Employee and such Eligible Employee's Deferred Compensation Agreement shall be effective as of the first day of the payroll period beginning immediately following the execution of such Agreement, or the effective date of such Agreement, if later.

                           (b) Modification of Deferral Compensation Agreements.
                  A Deferred Compensation Agreement will remain in effect until a new Deferred Compensation Agreement is filed with the Committee in accordance with the terms and conditions specified herein or until the date a Participant ceases to be an Eligible Employee. A Deferred Compensation Agreement may only be amended or revoked for a subsequent Plan Year by filing a new Deferred Compensation Agreement with the Committee at least 15 days
                  (or such shorter period as may be established by the Committee) before the beginning of the subsequent Plan Year.


         6. Section 4.2 is amended to clarify its original meaning and to substitute the word "credit" for the word "contribute" in the first sentence thereof.


         7. Section 4.4 is amended to clarify its original meaning and to provide as follows:

                  4.4 Participant Directed Investment Options. Each Participant shall have the opportunity to direct the deemed investment of his Deferred Compensation Account among the deemed investment options selected by the Committee in multiples of 10% in accordance with which deemed interest, dividends and investment gains and losses will be added to or deducted from his Deferred Compensation Account. Transfers among investment options may be made on a monthly basis throughout the Plan Year, to be effective as of the last day of each calendar month.


         8. Section 5.3 is amended to clarify its original meaning by capitalizing the word "Beneficiary" in the first sentence thereof.


         9. Section 5.5 is amended to clarify its original meaning and to substitute the reference to "paragraph 5.3(a)" for the reference to "paragraph 5.3(b)" in the last sentence thereof.


         10. Section 9.3 is amended to clarify its original meaning and to provide as follows:

                  9.3 Termination of Plan. The Board may at any time terminate the Plan with respect to new deferral elections, as to any Eligible Employee or in its entirety if, in its judgment, the tax, accounting, or other effect of the continuance of the Plan, or any potential payment thereunder would not be in the best interest of the Employer. If the Plan is terminated in its entirety or as to any Eligible Employee, each affected Participant shall be 100% vested in the value of his Deferred Compensation Account. Upon such termination, each Participant will receive the value of his Deferred Compensation Account in the form of a lump-sum payment to be made no later than 120 days following the termination date.


         11. Section 10.3 is amended to clarify its original meaning and to provide as follows:

                  10.3 Nonassignability. Neither a Participant nor any other person shall have any right to alienate, commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all right to which are, expressly declared to be unassignable and non-transferrable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment by creditors or separation for the payment of any other person, nor be transferable by operation of law in the event of a Participant's or an other person's bankruptcy or insolvency.


         IN WITNESS WHEREOF, Coventry Corporation has caused this First Amendment to the Coventry Corporation Supplemental Executive Retirement Plan to be executed by its duly authorized officers this 31st day of December, 1996.



                                         COVENTRY CORPORATION



                                         By: /s/ Shirley R. Smith
                                             -------------------------------


ATTEST:

/s/ J. H. Ockerman
-------------------------